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                                                                    Exhibit 10.7
                                                                    ------------

11 April, 1996

Mr. Greg Carr
Co-Chairman of the Board
International Wireless, Inc.

Dear Greg,

Please consider the following as the agreed upon structure reached between Grupo Carso, S.A. de C.V. (GC), or any of its subsidiaries, and International Wireless, Inc. (IW) for the purchase of IW stock by GC.

     Phase 1:  (February 20, 1996)
               One million shares purchased directly from IW at $3.00 per share.

     Phase 2:  (March 11, 1996)
               Two million shares purchased directly from IW at $3.00 per share.

     Phase 3:  (May 1, 1996)
               One million shares purchased directly from IW at $3.00 per share.

     Phase 4:  (September 3, 1996)
               Three million shares purchased directly from IW at $3.00 per share.

In addition, GC and IW agree that GC shall be allowed to purchase an additional three million shares from existing shareholders. In conjunction with this, GC agrees, for a period beginning on the date hereof and ending on February 28, 2004, that it shall not, directly or indirectly, without the prior written consent of the company, purchase, acquire or own, any securities of the Company other than (i) any securities which may be issued with respect to the Purchaser Shares as a result of any stock dividend, stock split, combination or other similar recapitalization.

It is understood that at the completion of the aforementioned, GC will own ten million IW shares representing approximately 21%-23% of the company to date, and that these shares are full voting common shares equal in all respect to all other common shares of the Company, and the Company has issued no other class of stock. (I reference your letter dated 7 March, 1996.)

It is also understood that it is the intention of IW to issue an additional 3-4 million new shares of IW in the form of a "private placement" in the next six months, and that IW will do so only after consulting with GC.

As agreed this 11th day of April, 1996.


/s/ Alejandro Escoto Cano                /s/ Greg C. Carr
Attorney-in-fact                         Co-Chairman of the Board
Grupo Carso, S.A. de C.V.                International Wireless, Inc.